Exhibit 99.2

November 3, 2010

VIA FACSIMILE

General Growth Properties, Inc.

110 North Wacker Drive

Chicago, Illinois  60606

Re:   The Bridge Notes.

Ladies and Gentlemen:

We have acted as counsel to General Growth Properties, Inc., a Delaware Corporation (the “Company”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Amended and Restated Stock Investment Agreement, dated as of March 31, 2010 (as such agreement has been amended from time to time, the “Agreement”), by and between the Company and Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, Pershing Square International, Ltd., a Cayman Islands exempted company, and Pershing Square International V, Ltd., a Cayman Islands exempted company.  Capitalized terms defined in the Agreement and used but not otherwise defined herein are used herein as so defined.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and the instruments evidencing those “Bridge Notes” contemplated in Section 1.4(c)(v) of the Agreement, as well as such other agreements, documents and other instruments (the aforementioned documents together, the “Documents”), and have made such inquiries of such officers and representatives of the Company and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all statements and representations made therein and to us.  (The terms of the Documents are incorporated herein by reference.)  We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

Based on the foregoing, subject to the next succeeding paragraph and the limitations, qualifications, exceptions and assumptions set forth herein, and assuming full compliance with all the terms of the Documents, we are of the opinion that although no transaction similar to the issuance of the Bridge Notes and the consummation of the Agreement has been the subject of any Treasury regulation, revenue ruling or judicial decision, under current law the Bridge Notes will be treated as debt for U.S. federal income tax purposes.

The foregoing opinion, to the extent it relates to United States federal income tax law, is based  on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations

General Growth Properties, Inc.

November 3, 2010

promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law.  Any rules set forth in any of the foregoing authorities may be changed at any time with retroactive effect. Further you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts.  We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions.  Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, including the taking of any action by any party to any of the transactions described in the Documents pursuant to an opinion of counsel as required by any of the Documents relating to such transactions, or in the Documents on which these opinions are based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.  We are furnishing this letter in our capacity as tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose except as set forth below.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-11 (Registration No. 333-168111).

Very truly yours,

/s/ Weil, Gotshal & Manges LLP